Exhibit 99.1
For further information contact:
Larry D. Richman
President and CEO
312-683-7100
FOR IMMEDIATE RELEASE
Gary Collins Named President, The PrivateClients Group of The PrivateBank — Chicago
Hugh McLean, President, PrivateBank — Suburban Chicago Offices Resigns
     Chicago, IL February 29, 2008 -— PrivateBancorp, Inc. (NASDAQ:PVTB) today announced that Gary S. Collins, 48, currently Executive Managing Director and President, PrivateBank — Chicago Offices, has been appointed to the new position of Executive Managing Director and President of The PrivateClients Group, a new line of business of The PrivateBank — Chicago, effectively immediately. In this position, Mr. Collins has management responsibility for the Bank’s private client services in all of the Company’s Chicago metropolitan offices, including its suburban offices. Mr. Collins continues to serve on the Company’s Management Executive Committee.
     “Since The PrivateBank’s inception, Gary has been instrumental to our growth and success. Serving the needs of our private clients has always been a fundamental part of our business model, and consolidating responsibility for those services in The PrivateClients Group and our Chicago metropolitan markets under Gary’s leadership, we believe, will continue to help the Company achieve and sustain client growth while maintaining our commitment to high quality, consistent client service. I look forward to continuing to work with Gary to deliver The PrivateBank’s unique, client-driven model of relationship banking for the benefit of our clients and the entire Chicagoland community,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc.
     Collins joined The PrivateBank in 1991 as one of its founding managing directors. Prior to joining The PrivateBank, Collins was senior vice president of First United Financial Services and the Oak Park Trust and Savings Bank. He holds a BS in finance from DePaul University, Chicago. He is also a graduate of the Graduate School of Banking at the University of Wisconsin-Madison. Active in community affairs, Collins serves on the boards of the Jane Adams Hull House Association, the Oak Park Development Corporation, Family Service and Mental Health Center of

Oak Park River Forest, and he is a member of The President’s Council Advisory Board to the Loyola University Health System. Collins and his family reside in River Forest, IL.
     “I am excited to be assuming these new responsibilities and look forward to working with Larry, Ralph and the entire management team to significantly grow The PrivateClients Group. This is a unique opportunity to build and expand our client relationships with the goal of becoming the preeminent middle market commercial and private bank in Chicago and all the markets we serve. As one of the Company’s founding managing directors seventeen years ago, I have a deep appreciation for The PrivateBank’s unique business model and entrepreneurial culture, as well as our passion for serving our clients,” said Collins.
     The Company also announced that Hugh H. McLean, Executive Managing Director and President, PrivateBank — Suburban Offices, has resigned from the Company and the Bank effective February 29, 2008. As President of the PrivateBank-Suburban Chicago Offices, McLean oversaw the Bank’s Lake Forest, Oak Brook, North Shore, St. Charles, Geneva and Skokie offices. Those offices will now report to Collins.
     “Hugh has made a significant, positive impact on our Company and the Bank over his twelve year tenure. His leadership, talent and dedication to our organization and our clients were outstanding. We regret Hugh’s departure, but respect his decision and wish him nothing but the best in his future endeavors,” said Ralph B. Mandell, Chairman of PrivateBancorp, Inc.
About PrivateBancorp, Inc.
     PrivateBancorp, Inc., through its PrivateBank subsidiaries, provides distinctive, highly personalized, premium financial services to a growing array of successful entrepreneurial and middle market privately held and public businesses, affluent individuals, wealthy families, professionals, entrepreneurs and real estate investors. The PrivateBank uses a European tradition of “private banking” as a model to develop lifetime relationships with its clients. Through a team of highly qualified managing directors, The PrivateBank delivers a sophisticated suite of tailored credit, treasury and wealth management solutions to meet its client’s personal and commercial financial needs. The Company, which had assets of $5.0 billion as of December 31, 2007, has 20 offices located in the Atlanta, Chicago, Cleveland, Detroit, Milwaukee, Minneapolis, St. Louis, and Kansas City metropolitan areas.
     Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.’s website at www.pvtb.com.

Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, the effect of continued margin pressure on the Company’s earnings, further deterioration in asset quality, insufficient liquidity/funding sources or the inability to obtain on terms acceptable to the Company the funding necessary to fund its loan growth, legislative or regulatory changes, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s business or unanticipated business declines, failure to get regulatory approval for a de novo federal savings bank in Kansas City or a limited purpose trust-only federal savings bank, competition, unforeseen difficulties in integrating new hires, failure to improve operating efficiencies through expense controls, and the possible dilutive effect of potential acquisitions, expansion or future capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.
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